Exhibit 99.2

On May 31, 2006, Spirit Finance Corporation (“Spirit Finance”) acquired 178 real estate properties from SKO Group Holding Corp. (“SKO”) for $815.3 million (the “Property Acquisition”).  In conjunction with the Property Acquisition, Spirit Finance entered into long-term triple-net master lease agreements with two wholly-owned subsidiaries of SKO, ShopKo Stores Operating Co., LLC (“ShopKo”) and Pamida Stores Operating Co., LLC.  The master leases with these two SKO subsidiaries were initially cross-defaulted.  As of December 29, 2006, the cross-default provisions were removed from the master leases in accordance with the terms of the master leases.  Subsequent to the Property Acquisition, SKO changed its name to Specialty Retail Shops Holding Corp. (“Specialty Retail”) and transferred the ownership of Pamida Stores Operating Co., LLC to an affiliate of Specialty Retail.

At December 31, 2006, the ShopKo master lease was guaranteed by its indirect parent company, Specialty Retail.  ShopKo is required to furnish Spirit Finance various financial statements and other financial information under its master lease agreement.  Due to the concentration of the ShopKo tenant in relation to Spirit Finance’s total assets at December 31, 2006, included in this exhibit are the consolidated balance sheets of Specialty Retail and subsidiaries (f/k/a SKO Group Holding Corp. and subsidiaries) as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fifty-three weeks ended February 3, 2007 (Successor), the four weeks ended January 28, 2006 (Successor), the forty-eight weeks ended December 31, 2005 (Predecessor), and the fifty-two weeks ended January 29, 2005 (Predecessor), provided to Spirit Finance by Specialty Retail in accordance with the terms of the ShopKo master lease agreement.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS:

Statements of Operations for the Year (53 weeks) Ended February 3, 2007 (Successor), the Four Weeks Ended January 28, 2006 (Successor), the Forty-eight Weeks Ended December 31, 2005 (Predecessor), and the Year (52 weeks) Ended January 29, 2005 (Predecessor)	2

Balance Sheets as of February 3, 2007 and January 28, 2006	3

Statements of Cash Flows for the Year (53 weeks) Ended February 3, 2007 (Successor), the Four Weeks Ended January 28, 2006 (Successor), the Forty-eight Weeks Ended December 31, 2005 (Predecessor), and the Year (52 weeks) Ended January 29, 2005 (Predecessor)	4

Statements of Shareholders’ Equity for the Year (53 weeks) Ended February 3, 2007 (Successor), the Four Weeks Ended January 28, 2006 (Successor), the Forty-eight Weeks Ended December 31, 2005 (Predecessor), and the Year (52 weeks) Ended January 29, 2005 (Predecessor)	5

Notes to Consolidated Financial Statements	6-23

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Specialty Retail Shops Holding Corp. and subsidiaries
Green Bay, Wisconsin

We have audited the accompanying consolidated balance sheets of Specialty Retail Shops Holding Corp. and subsidiaries (f/k/a SKO Group Holding Corp. and subsidiaries) (the “Company”) as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fifty-three weeks ended February 3, 2007 (Successor), the four weeks ended January 28, 2006 (Successor), the forty-eight weeks ended December 31, 2005 (Predecessor), and the fifty-two weeks ended January 29, 2005 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Specialty Retail Shops Holding Corp. and subsidiaries as of February 3, 2007 and January 28, 2006, and the results of their operations and their cash flows for the fifty-three weeks ended February 3, 2007 (Successor), the four weeks ended January 28, 2006 (Successor), the forty-eight weeks ended December 31, 2005 (Predecessor), and the fifty-two weeks ended January 29, 2005 (Predecessor) in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Milwaukee, WI
May 1, 2007

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR (53 WEEKS) ENDED FEBRUARY 3, 2007 (SUCCESSOR), FOUR WEEKS ENDED JANUARY 28, 2006 (SUCCESSOR), FORTY-EIGHT WEEKS ENDED DECEMBER 31, 2005 (PREDECESSOR),

AND THE YEAR (52 WEEKS) ENDED JANUARY 29, 2005 (PREDECESSOR)

	Successor		Predecessor
	February 3, 2007	January 28, 2006	December 31, 2005	January 29, 2005
	(53 weeks)	(4 weeks)	(48 weeks)	(52 weeks)
	(In thousands)

REVENUES:
Net sales	$2,233,503	$137,708	$2,086,973	$2,356,368
Licensed department rentals and other income	13,029	824	11,168	11,653
Total revenues	2,246,532	138,532	2,098,141	2,368,021

COSTS AND EXPENSES:
Cost of sales (before depreciation and amortization)	1,614,140	98,709	1,506,921	1,737,799
Selling, general and administrative expenses	528,469	34,083	437,205	480,085
Depreciation and amortization expenses	10,943	2,082	56,003	63,453
Merger-related expenses	—	—	29,092	—
Total costs and expenses	2,153,552	134,874	2,029,221	2,281,337

EARNINGS FROM OPERATIONS	92,980	3,658	68,920	86,684

INTEREST EXPENSE	70,733	14,787	23,156	31,442

INCOME (LOSS) BEFORE INCOME TAXES	22,247	(11,129)	45,764	55,242

INCOME TAX PROVISION(BENEFIT)	8,757	(4,807)	23,350	20,329

INCOME (LOSS) FROM CONTINUING OPERATIONS	13,490	(6,322)	22,414	34,913

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	1,209	(1,938)	15,525	8,425

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN	14,699	(8,260)	37,939	43,338

EXTRAORDINARY GAIN	4,040	—	—	—

NET INCOME (LOSS)	$18,739	$(8,260)	$37,939	$43,338

See notes to consolidated financial statements

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF FEBRUARY 3, 2007 AND JANUARY 28, 2006

	February 3, 2007	January 28, 2006
	(In thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,131	$15,985
Receivables (net of allowance for losses of $1,095 and $1,436, respectively)	47,468	53,556
Merchandise inventories	353,674	369,980
Other current assets	12,782	8,040
Current assets of discontinued operations	—	180,679

Total current assets	429,055	628,240

PROPERTY AND EQUIPMENT — Net	29,980	753,997

INTANGIBLE ASSETS — Net	527	30,534

DEFERRED INCOME TAXES	55,768	9,665

DEBT ISSUANCE COSTS	7,913	37,749

OTHER ASSETS	6,005	5,666

NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	—	124,465

TOTAL ASSETS	$529,248	$1,590,316

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term debt	$—	$33,219
Accounts payable — trade	165,384	173,318
Accrued compensation and related taxes	21,336	23,887
Deferred taxes and other accrued liabilities	111,470	83,028
Accrued income and other taxes	27,835	33,873
Current portion of long-term debt and capital lease obligations	2,494	5,414
Current liabilities of discontinued operations	—	116,085

Total current liabilities	328,519	468,824

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS — Less current portion	122,080	903,017

OTHER LONG-TERM OBLIGATIONS	47,206	15,920

NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	155,815

COMMITMENTS & CONTINGENCIES (Notes 3, 4, 9, 13 and 14)	—	—

SHAREHOLDERS’ EQUITY:
Common stock (par value $0.001: 1,000 shares authorized, issued and outstanding)
Additional paid-in capital	22,600	55,000
Retained earnings (deficit)	8,843	(8,260)

Shareholders’ equity	31,443	46,740

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$529,248	$1,590,316

See notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR (53 WEEKS) ENDED FEBRUARY 3, 2007 (SUCCESSOR), FOUR WEEKS ENDED JANUARY 28, 2006 (SUCCESSOR), FORTY-EIGHT WEEKS ENDED DECEMBER 31, 2005 (PREDECESSOR),

AND THE YEAR (52 WEEKS) ENDED JANUARY 29, 2005 (PREDECESSOR)

	Successor		Predecessor
	February 3, 2007	January 28, 2006	December 31, 2005	January 29, 2005
	(53 weeks)	(4 weeks)	(48 weeks)	(52 weeks)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,739	$(8,260)	$37,939	$43,338
Income (loss) from discontinued operations	1,209	(1,938)	15,525	8,425
Income (loss) from continuing operations	17,530	(6,322)	22,414	34,913
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Extraordinary gain	(4,040)	—	—	—
Depreciation and amortization	10,943	2,082	56,003	63,453
Amortization of deferred financing costs	29,836	7,585	944	1,023
Gain on the sale of property and equipment	—	—	(10,911)	(2,964)
Impairment charges	—	—	—	2,873
Deferred income taxes	(10,722)	697	(12,502)	3,735
Stock compensation expense	121	—	—	—
Change in assets and liabilities — net of effects of the Acquisition:
Receivables	6,089	(422)	(3,204)	3,537
Merchandise inventories	16,306	6,444	(4,614)	5,904
Other current assets	(4,742)	(2,289)	(193)	790
Other assets	(89)	411	(2,238)	—
Accounts payable and accrued liabilities	(26,910)	25,616	(35,338)	(23,515)
Other long-term obligations	10,384	484	(3,469)	(1,537)

Net cash provided by operating activities of continuing operations	44,706	34,286	6,892	88,212
Net cash (used in) provided by operating activities of discontinued operations	(11,218)	8,959	71,602	24,099

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,368)	(421)	(23,988)	(67,215)
Acquisition of ShopKo Stores, Inc.	—	(905,500)	—	—
Proceeds from the sale of property and equipment	768,054	297	35,476	20,949
Payments for pharmacy customer lists	(155)	(415)	—	(1,945)

Net cash provided by (used in) investing activities of continuing operations	744,531	(906,039)	11,488	(48,211)
Net cash (used in) provided by investing activities of discontinued operations	(11,264)	1,594	(5,884)	(4,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayment) under revolving credit facilities	(184,131)	233,154	(85,678)	3,409
Borrowings (repayment) under real estate facility	(655,270)	655,270	—	—
Proceeds from other debt borrowings	21,550	—	—	—
Repayment of senior unsecured notes	—	(112,901)	—	—
Repayment of other debt and capital lease obligations	(4,554)	(62,132)	(7,781)	(61,282)
Capital contribution	—	55,000	—	—
Proceeds from exercise of stock options	—	—	9,832	3,361
Purchase of treasury stock	—	—	(44)	(349)
Payment of financing costs	—	(45,273)	—	—
Proceeds from Pamida Note	30,000	—	—	—

Net cash (used in) provided by financing activities of continuing operations	(792,405)	723,118	(83,671)	(54,861)
Net cash provided by (used in) financing activities of discontinued operations	24,796	138,299	(2,703)	(3,145)

CASH AND CASH EQUIVALENTS — Beginning of period	15,985	15,768	18,044	16,197
Net Cash provided by (used by) discontinued operations	2,314	148,852	63,015	16,707
Net (decrease) increase in cash and cash equivalents	(3,168)	(148,635)	(65,291)	(14,860)
CASH AND CASH EQUIVALENTS — End of period	$15,131	$15,985	$15,768	$18,044

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financial activities —
Dividend of Pamida to Parent	$34,157	$—	$—	$—
Capital lease obligations incurred	$6,910	$—	$—	$—
Capital lease obligations terminated	$—	$—	$4,390	$—

Cash (received) paid during the period for:
Interest	$40,840	$5,696	$21,976	$30,008
Income taxes	$14,966	$(77)	$18,411	$13,798

See notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEAR (53 WEEKS) ENDED FEBRUARY 3, 2007 (SUCCESSOR), FOUR WEEKS ENDED JANUARY 28, 2006 (SUCCESSOR), FORTY-EIGHT WEEKS ENDED DECEMBER 31, 2005 (PREDECESSOR),

AND THE YEAR (52 WEEKS) ENDED JANUARY 29, 2005 (PREDECESSOR)

			Additional	Retained
	Common Stock		Paid-in	Earnings	Treasury Stock		Total
	Shares	Amount	Capital	(Deficit)	Shares	Amount	Shares	Amount
	(In thousands)

BALANCE—January 31, 2004 (Predecessor)	31,225	$312	$391,976	$238,729	(1,908)	$(40,315)	29,317	$590,702

Net income				43,338				43,338
Issuance of restricted stock	22		385	(385)			22
Forfeiture of restricted stock	(27)		(308)	213			(27)	(95)
Sale of common stock under option plans	360	4	3,357				360	3,361
Income tax benefit related to stock options			1,104					1,104
Restricted stock expense				366				366
Purchase of treasury stock	—	—	—	—	(22)	(349)	(22)	(349)

BALANCE—January 29, 2005 (Predecessor)	31,580	316	396,514	282,261	(1,930)	(40,664)	29,650	638,427

Net income				37,939				37,939
Issuance of restricted stock	10		219	(219)			10
Forfeiture of restricted stock	(32)		(325)	325			(32)
Sale of common stock under option plans	636	6	9,826				636	9,832
Income tax benefit related to stock options			2,172					2,172
Restricted stock expense				635				635
Purchase of treasury stock	—	—	—	—	(2)	(44)	(2)	(44)

BALANCE—December 31, 2005 (Predecessor)	32,194	322	408,406	320,941	(1,932)	(40,708)	30,262	688,961

Elimination of Predecessor equity accounts	(32,194)	(322)	(408,406)	(320,941)	1,932	40,708	(30,262)	(688,961)
Contribution of capital	1		55,000				1	55,000
Net loss	—	—	—	(8,260)	—	—	—	(8,260)

BALANCE—January 28, 2006 (Successor)	1	—	55,000	(8,260)	—	—	1	46,740
Dividend of Pamida to Parent	—	—	(32,521)	(1,636)	—	—	—	(34,157)
Stock compensation expense	—	—	121	—	—	—	—	121
Net income	—	—	—	18,739	—	—	—	18,739

BALANCE—February 3, 2007 (Successor)	1	$—	$22,600	$8,843	—	$—	1	$31,443

See notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF FEBRUARY 3, 2007 (SUCCESSOR) AND JANUARY 28, 2006 (SUCCESSOR)

AND FOR THE YEAR (53 WEEKS) ENDED FEBRUARY 3, 2007 (SUCCESSOR),

THE FOUR WEEKS ENDED JANUARY 28, 2006 (SUCCESSOR),

THE FORTY-EIGHT WEEKS ENDED DECEMBER 31, 2005 (PREDECESSOR),

AND THE YEAR (52 WEEKS) ENDED JANUARY 29, 2005 (PREDECESSOR)

1.                      ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Specialty Retail Shops Holding Corp., formerly known as SKO Group Holding Corp. (the ”Company”), was incorporated by an investment fund affiliated with Sun Capital Partners, Inc. (“Sun Capital”) in December 2005 for the purpose of acquiring all of the outstanding shares of common stock of ShopKo Stores, Inc. (the “Predecessor”). The Company is a wholly-owned subsidiary of SKO Group Holding LLC, (the ”Parent”), which is owned by an affiliate of Sun Capital and other co-investors. On December 28, 2005, the Company acquired all of the issued and outstanding shares of the Predecessor (the ”Acquisition”).

For the majority of the year ended February 3, 2007, the Company had two wholly-owned operating subsidiaries, ShopKo Holding Company, Inc. (“ShopKo”) and Pamida Holding Company, Inc. (“Pamida”), which are engaged in providing general merchandise and retail health services through two separate, distinct retail formats (ShopKo stores and Pamida stores). ShopKo stores are operated in the Midwest, Western and Pacific Northwest states in mid-sized to larger cities; while Pamida stores are operated in Midwest, North Central and Rocky Mountain states in small, rural communities.

Prior to the close of business on February 3, 2007, the Company distributed as a dividend all of the shares of Pamida to the Parent, which subsequently contributed the shares to a new holding company, Pamida Brands Holding, LLC.  The operations of Pamida have been reclassified to be reported in these financial statements as a discontinued operation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The Company also has a wholly-owned real estate subsidiary which owns certain real properties which are leased to ShopKo or held for sale as of February 3, 2007.

Basis of Presentation—The Acquisition and related financings were given effect as of the close of business on December 31, 2005. The financial information contained herein for the Successor reflects purchase accounting, and in accordance with SFAS No. 141, Business Combinations, the purchase price is allocated to the underlying assets and liabilities based upon their respective estimated fair values.

The Company operates on a 52/53-week fiscal year basis.  The 2004 fiscal year was a 52-week period and ended on January 29, 2005 (“Fiscal 2004”).  The 2005 fiscal year was a 52-week period (“Fiscal 2005”) with the 48-week Predecessor period ending December 31, 2005 and the 4-week Successor period ending January 28, 2006.  The 2006 fiscal year was a 53-week period and ended on February 3, 2007 (“Fiscal 2006”).

As a result of the Acquisition, the Company’s financial position, results of operations and cash flows as of December 31, 2005 and for the preceding periods are presented as the “Predecessor.” The Company’s financial position, results of operations and cash flows as of February 3, 2007 and

January 28, 2006 and for the 53 week period and the four-week period then ended are presented as the “Successor.”

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and in banks as well as all highly liquid investments with an original maturity at date of purchase of three months or less.

Receivables—Receivables consist of amounts collectible from third party insurance carriers, from retail store customers for optical and pharmacy purchases, and from merchandise vendors for promotional and advertising allowances. Substantially all amounts are expected to be collected within one year. The Company provides an allowance for doubtful accounts based on historical experience and on a specific identification basis.

Merchandise Inventories—Merchandise inventories are stated at the lower of cost or market. Cost, which includes certain distribution and transportation costs, is determined through use of the last-in, first-out (LIFO) method for substantially all inventories. There was no difference between the LIFO and first-in, first-out (FIFO) cost methods at February 3, 2007 and January 28, 2006.

Property and Equipment—Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which are 15 to 40 years for buildings, 20 years for land improvements, and 5 to 10 years for fixtures and equipment. Leasehold improvements are depreciated over the period of the lease or the estimated useful life of the asset, whichever is shorter. Property under capital leases is amortized over the related lease term.

Intangible Assets—Intangible assets include customer relationships in the pharmacy business which are either acquired from third parties or valued in the acquisition.  These customer relationships are amortized on a straight-line basis over an estimated useful life of 10 years.  At January 28, 2006, intangible assets also included amounts allocated to the tradename of ShopKo in the initial purchase price allocation.  During the year ended February 3, 2007, the tradename and other intangible assets were written down to zero as part of the final purchase price allocation.  Indefinite lived intangible assets are reviewed for impairment annually or when events require additional review in accordance with SFAS No. 142, Goodwill and Other Intangible Assets which consists of comparing the fair value of the indefinite lived intangible asset with its carrying amount.

Impairment of Long-Lived Assets—In accordance with SFAS No. 144, the Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The determination of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be measured by comparing the carrying amount of the asset to its fair value, determined based on appraised values or as the present value of the cash flows using discounted rates that reflect the inherent risks of the underlying business.

Debt Issuance Costs— Costs related to the issuance of debt are capitalized and amortized to interest expense, using the straight line method, over the lives of the related debt, which approximates the effective interest method.

Derivative Financial Instruments—At January 28, 2006, the Company had an interest rate cap agreement (see Note 8) in place to reduce exposure to fluctuations in the interest rates on variable rate debt. The agreement was recorded in the consolidated balance sheet at fair value based on market prices. Changes in the fair value of the agreement are recorded in earnings as the agreement did not qualify as a cash flow hedge in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  The interest rate cap agreement was settled on May 31, 2006.

Revenue Recognition—Revenues from the Company’s retail stores are recognized at the time customers take possession of merchandise purchased or services are rendered, net of estimated returns, which are based on historical experience. Revenues from licensed departments are recorded at the net amounts to be received from licensees at the time customers take possession of the merchandise.

Vendor Allowances—The Company records vendor allowances and discounts in the statement of operations when the purpose for which those monies were designated is fulfilled. Allowances provided by vendors generally relate to inventory recently sold and, accordingly, are reflected as reductions of cost of sales as merchandise is sold. Vendor allowances received for advertising or fixturing programs reduce the Company’s expense or cost for the related advertising or fixturing program.

Advertising—The Company expenses advertising costs, net of vendor reimbursements, in the period incurred. Advertising expense was $29.8 million for fiscal 2006, $0.2 million for the four week period ended January 28, 2006, $28.8 million for the forty-eight week period ended December 31, 2005, and $29.8 million for fiscal 2004.

Pre-opening Costs—The Company expenses pre-opening costs of retail stores as incurred.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”), which requires that deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, using enacted tax rates. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Stock-based Employee Compensation Plans—During fiscal 2006 the Company adopted SFAS No. 123R, Share-Based Payments, which requires that the cost resulting from all share-based payment transactions be recognized as compensation cost over the vesting period based on the fair value of the instrument on the date of grant.  SFAS No. 123R revised SFAS No. 123, Accounting for Stock-Based Compensation, which previously allowed pro-forma disclosure of certain share-based compensation expense.  Further, SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, which previously allowed the intrinsic method of accounting for stock options.  Prior to January 29, 2006, the Company accounted for share-based grants of the Predecessor using the intrinsic method.  Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

The following pro forma information illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 in accounting for its employee stock options. There was no pro forma expense for the four week period ended January 28, 2006, as all options were cancelled at the time of the Acquisition and no new options were issued as of January 28, 2006.

	48-Week Period Ended
	December 31, 2005	Fiscal 2004
	(In thousands)

Net income as reported	$37,939	$43,338
Add—Stock-based employee compensation expense included in reported net amounts—net of tax	124	166
Deduct—Stock-based employee compensation expense determined under fair value method—net of tax	(1,241)	(1,749)

Pro forma net income	$36,822	$41,755

Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term debt approximate their fair value as they are generally short term in nature. The fair values of the Company’s long-term debt are estimated using quoted market values or discounted cash flow analysis based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. As of February 3, 2007 and January 28, 2006, the carrying amount of the Company’s long-term debt approximated fair value as the interest rate is variable and similar to market rates.

Recently Issued Accounting Standards — In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 provides guidance relative to the recognition, de-recognition and measurement of tax positions for financial statement purposes.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides guidance for, among other things, the definition of fair value and the methods used to measure fair value. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently in the process of evaluating the impact, if any, of adopting SFAS No. 157 on its financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R). SFAS No. 158 requires an employer to recognize the funded status of its defined benefit pension and postretirement plans on its statement of financial position and to recognize as a component of other comprehensive income, net of taxes, the gains or losses and prior service credits that arise during the period but are not recognized as components of net periodic benefit costs. The recognition requirements of SFAS No. 158 are effective for the Company’s fiscal year ending February 2, 2008.  SFAS No. 158 also requires the measurement date coincide with the Company’s fiscal year end.  The change in measurement date is effective for fiscal years ending after December 15, 2008.  The Company is currently evaluating the impact of adopting SFAS No. 158 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007.  The Company is currently in the process of evaluating the impact, if any, of adopting SFAS No. 159 on its financial statements.

In June 2006, the EITF Task Force reached a consensus on Issue No. 06-3, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-3 concluded that entities should present taxes imposed concurrently on a specific revenue-producing transaction between a seller and a customer in the income statement on either a gross or a net basis based on their accounting policy. Disclosure is required if such taxes are significant and presented on a gross basis. This disclosure is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adopting EITF Task Force Issue No. 06-3 on its consolidated financial statements.

2.                      THE ACQUISITION

The Company acquired the Predecessor pursuant to an Agreement and Plan of Merger, dated as of October 18, 2005, as amended (the ”Merger Agreement”). Pursuant to the Merger Agreement, each issued and outstanding share of the Predecessor’s common stock was converted into the right to receive $29.07 in cash and all options to acquire shares of the Predecessor were cancelled in exchange for a cash payment. Including transaction costs of $5.0 million, the total consideration paid to existing common share and option holders was $905.5 million. The Acquisition was financed with cash on hand, a capital contribution of $55.0 million from the Parent funded by investments from an affiliate of Sun Capital and the co-investors, and borrowings under the new senior secured asset-backed revolving credit and bridge loan facilities (see Note 8). The Acquisition occurred simultaneously with (i) the closing of the financing transactions and equity contribution described above, (ii) the redemption of $94.3 million principal amount of the Predecessor’s outstanding 9.25% senior unsecured notes, (iii) the redemption of $46.7 million in outstanding mortgage notes payable, and (iv) the termination of the Predecessor’s revolving credit facility. In connection with the early redemption of the senior unsecured notes and mortgage notes, the Company paid a pre-payment premium to noteholders aggregating $33.7 million.

The Acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations. Accordingly, the total acquisition cost was allocated to the respective assets and liabilities based upon their estimated fair values on the date of the Acquisition. At the date of Acquisition, the appraised fair market value of net assets acquired exceeded the purchase price; therefore, no goodwill is reflected in the consolidated balance sheet. In accordance with SFAS No. 141, the excess of estimated fair market value of net assets acquired over purchase price was allocated to eligible non-current assets. At January 28, 2006, the consolidated financial statements reflected the preliminary purchase price allocation.  In accordance with SFAS No. 141, the preliminary purchase price allocation is subject to additional adjustment during an allocation period (which is generally within one year after the acquisition) as additional information on asset and liability valuations becomes available.  During the fourth quarter of fiscal 2006, the Company finalized its preliminary purchase price allocation to adjust the fair values of the real estate assets sold during the period (see Note 3) to the amounts realized upon sale, and to reflect the estimated income tax consequences of the sale-leaseback transaction.  Upon the final purchase price allocation, the excess of the fair market value of the net assets acquired was allocated to acquired non-current assets, reducing acquired non-current assets to zero.  The remaining excess, in the amount of $4.0 million, was recognized in accordance with SFAS No. 141 as an extraordinary gain in the Company’s statement of operations for fiscal 2006.

The purchase price allocation, inclusive of the Acquisition financing activities, is as follows (in millions):

Cash and cash equivalents	$21.2
Receivables	66.8
Merchandise inventories	543.3
Other current assets	6.4
Property and equipment	871.9
Net deferred income tax assets	42.1
Debt issuance costs and other assets	47.9

Total assets acquired	1,599.6

Current liabilities	490.6
Acquisition debt including the cost of acquisition	924.6
Other long-term debt and capital lease obligations assumed	125.4

Total liabilities assumed	1,540.6

Equity contribution	55.0
Extraordinary gain on acquisition of business	$4.0

The Company has established reserves for employee severance costs of $6.2 million and for store exit costs of $8.4 million resulting from decisions directly related to the Acquisition. As of February 3, 2007, the Company had made payments of $5.2 million with respect to employee severance and $0.3 million with respect to store exit costs. The Company expects that the actions necessary to complete the employee severance and store exits will be completed within one year.

Pro Forma Financial Information — The following unaudited pro forma financial information for the 52 weeks ended January 28, 2006 was prepared as if the Acquisition had occurred at the beginning of fiscal 2005 (in millions):

Revenues	$2,236.7
Income from continuing operations	28.9

Pro forma adjustments have been made to reflect depreciation and amortization using asset values recognized after applying purchase accounting adjustments, interest expense on borrowings used to finance the Acquisition and management fees.  Non-recurring merger-related expenses of $29.1 million incurred by the Predecessor prior to the Acquisition and interest expense of $7.3 million related to the write-off of debt issuance costs have been excluded from the pro forma information above.  The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Acquisition had taken place at the beginning of fiscal 2005, or that may result in the future.

3.                      SALE-LEASEBACK TRANSACTIONS

On May 31, 2006, the Company consummated a sale-leaseback transaction pursuant to which the Company transferred the ownership of 112 ShopKo and 66 Pamida properties (including two corporate headquarters, three distribution centers, the centralized optical facility and five ground lease properties) to a subsidiary of Spirit Finance Corporation (“Spirit”) for approximately $815.3 million, of which $727.5 million was attributed to the ShopKo properties. In addition, ShopKo entered into a master lease with Spirit whereby ShopKo is leasing back the properties from Spirit for an initial term of 20 years. At the end of the initial lease term, ShopKo will have the option to renew the lease term of any individual property for two additional ten-year terms. The master lease provides for base rents for ShopKo of approximately $66.4 million with an escalation provision every three years at the lesser of 6% or 1.25 times the product of the base rent and the change in the consumer price index.  ShopKo, as tenant, is responsible for the payment of all operating expenses of the properties, including insurance, taxes, utilities, and other maintenance expenses.  At February 3, 2007, ShopKo is not liable for any of Pamida’s obligations under its master lease arrangement with Spirit.

The Spirit sale-leaseback transaction was accounted for in accordance with the provisions of SFAS Nos. 13 and 98, Accounting for Leases. Of the 112 ShopKo properties in the transaction, 108 of the properties (with aggregate proceeds of $705.6 million) were treated as property sales in accordance with SFAS No. 98. Of the 108 properties accounted for as property sales, all of the leasebacks qualified as an operating lease in accordance with SFAS No. 13. The remaining four leasebacks did not qualify for sale-leaseback accounting under SFAS No. 98, due to the leaseback containing certain elements of continuing involvement on the part of the seller-lessee. The proceeds from the sale of these four properties, which aggregated approximately $21.9 million, have been accounted for as a financing by the Company.  The nature of the Company’s continuing involvement could change in the future at which time the property will be accounted for as a sale with the related reduction in long term debt.

The proceeds from the Spirit sale-leaseback transaction (net of selling costs of approximately $18 million) were used to repay the outstanding borrowings under the Real Estate facility and for general corporate purposes.

On January 29, 2007, the Company consummated a sale-leaseback transaction pursuant to which the Company transferred the ownership of seven ShopKo retail store properties to Sovereign Investment Company (“Sovereign”) and various entities controlled by Atlas Investments (“Atlas”) for approximately $75.5 million.  In addition, the Company entered into separate lease agreements whereby the Company is leasing back the properties from Sovereign or Atlas for an initial term of 20 years. At the end of the initial lease term, the Company will have the option to renew the lease term of any individual property for four additional five-year terms. The leases provide for base rents of approximately $5.7 million, with an escalation provision every three years at the lesser of 6% or 1.25 times the product of the base rent and the change in the consumer price index.  ShopKo, as tenant, is responsible for the payment of all operating expenses of the properties, including insurance, taxes, utilities, and other maintenance expenses.

The Sovereign sale-leaseback transaction was accounted for in accordance with the provisions of SFAS Nos. 13 and 98, Accounting for Leases. All 7 of the properties were treated as property sales in accordance with SFAS No. 98, and all of the leasebacks qualified as an operating lease in accordance with SFAS No. 13.

4.                      INCOME TAXES

The provision (benefit) for income taxes includes the following:

	Successor		Predecessor
	February 3, 2007	January 28, 2006	December 31, 2005	January 29, 2005
	(53 weeks)	(4 weeks)	(48 weeks)	(52 weeks)
	(In thousands)
Current:
Federal	$17,273	$(3,895)	$16,017	$19,335
State	2,206	(378)	1,556	2,541
Deferred	(10,722)	(534)	5,777	(1,547)

Total provision	$8,757	$(4,807)	$23,350	$20,329

The effective income tax rate varies from the statutory federal income tax rate for the following reasons:

	Successor		Predecessor
	February 3, 2007	January 28, 2006	December 31, 2005	January 29, 2005
	(53 weeks)	(4 weeks)	(48 weeks)	(52 weeks)
	(In thousands)

Statutory income tax rate	35.0%	(35.0)%	35.0%	35.0%
State income taxes—net of federal tax benefits	6.4	(3.4)	3.4	4.1
Resolution of prior period tax matters				0.5
Nondeductible merger-related costs and other	(2.0)	(4.8)	12.6	(2.8)

Effective income tax rate	39.4%	(43.2)%	51.0%	36.8%

Components of the Company’s net deferred tax asset (liability) are as follows (in thousands):

	February 3, 2007	January 28, 2006

Deferred tax assets:
Stock basis of investments in subsidiaries	$—	$157,009
Reserves and allowances	14,172	18,027
Restructuring and impairment reserves	8,297	4,808
Capital leases	27,926	54,077
Compensation and benefits	4,386	6,218
Property and equipment	17,232	2,907
Intangibles and other	4,091	10,693

Gross deferred tax assets	76,104	253,739
Valuation allowance	—	(31,105)

Total deferred tax assets	76,104	222,634

Deferred tax liabilities:
Property and equipment	—	(153,236)
Intangibles	(1,498)	(99)
Inventory valuation	(29,481)	(25,541)
Stock basis of investments in subsidiaries	—	(740)
Leases	(2,743)	(35,977)
Restructuring and impairment reserves	—	(19)
Other	(2,689)	(7,023)

Total deferred tax liabilities	(36,411)	(222,634)

Net deferred tax asset (liability)	$39,693	$—

Long-term deferred tax asset (liability)	$55,768	$9,665

Prior to January 28, 2006, the Company effected a legal entity restructuring of certain wholly-owned subsidiaries, whereby the Company’s owned real property was segregated in a subsidiary which the Company has subsequently sold to a third party in a sale-leaseback transaction.  In accordance with SFAS No. 109, a deferred tax asset had been recognized at January 28, 2006 for the excess of the tax basis over the financial reporting basis of the investment in the Company’s subsidiary that was reversed upon consummation of the transaction described in Note 3. The valuation allowance at January 28, 2006 adjusted deferred tax assets to an amount management believed was more likely than not to be realized.  Upon consummation of the restructuring and sale-leaseback transaction in fiscal 2006, and completion of the purchase price allocation, the related valuation allowance was reversed through purchase accounting.  The Company has determined no valuation allowance is required on the deferred tax assets as of February 3, 2007.

The Company and its qualifying domestic subsidiaries are included in a consolidated federal income tax return and certain state income tax returns of the Company.  The provision for income taxes for the Company is determined on a separate return basis in accordance with the terms of a tax sharing agreement with Pamida and payments for use of any current federal and state income benefits will be made to Pamida (see Note 5).

Federal and state tax authorities periodically audit the Company’s income tax returns. These audits include questions regarding its tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposures associated with its various tax filing positions, the Company records reserves for the resolution of estimated exposures. As of February 3, 2007, the Company has recorded a reserve in the amount of $25.7 million related to these exposures.  The reserves are reported in Other Long-Term Obligations on the consolidated balance sheet.  A number of years may elapse before a particular matter, for which the Company has established a reserve, is audited by taxing authorities and fully resolved.

5.     RELATED PARTY TRANSACTIONS

Management Agreement — The Company, Pamida and an affiliate of Sun Capital (the “Manager”) are parties to a ten-year management services agreement (the “Management Agreement”), whereby the Manager provides the Company and Pamida with financial and management consulting services.  For the services to be rendered by the Manager, the Company and Pamida shall pay the Manager an annual fee of $4.0 million, plus reimbursement of out of-pocket expenses, of which 75% is allocated to the Company.  Payment of the annual fee may be limited by certain covenants in the Revolving Credit Facility (see Note 8).  The covenant restrictions provide for the quarterly payment of $500,000 plus out-of-pocket expenses (not to exceed $1.5 million) as long as certain availability thresholds are met.

The remaining $2.0 million is payable only if certain cash flows are attained.  Included in selling, general and administrative expenses for the Company for fiscal 2006 are $3.0 million of fees incurred in connection with the Management Agreement.  In addition, the Management Agreement also provides that, upon the occurrence of certain events (including and without limitation to refinancings, restructurings, equity or debt offerings, acquisitions, mergers and divestitures), the Company shall pay to the Manager a fee for its consulting services equal to 1% of the aggregate consideration paid to or by the Company in connection with such event.  During fiscal 2006, in connection with the sale-leaseback transactions, the Company paid to the Manager and an affiliate of the co-investors an aggregate fee of $5.7 million in fiscal 2006 in accordance with the terms of the Management Agreement.  Of the total fee, $4.4 million was paid to the Manager, an affiliate of Sun Capital, and $1.3 million was paid to Manchester Securities Corp. (“Manchester”).  During fiscal 2005 in connection with the Acquisition and related financings, the Company paid to the Manager and affiliates of the co-investors an aggregate fee of $17.1 million in accordance with the terms of the Management Agreement.  Of the total fee, $12.0 million was paid to an affiliate of Sun Capital, $3.4 million was paid to Manchester and $1.7 million was paid to KLA-Shopko, LLC (“KLA”).  Sun Capital, Manchester, and KLA or their respective affiliates own 70%, 20%, and 10%, respectively, of the Parent.

On February 28, 2007, the Company amended and restated the Management Agreement for the primary purpose of eliminating Pamida as a party to the agreement.  The amended and restated Management Agreement is based on significantly comparable terms, except the amount of the annual fee was reduced to $3.0 million.

Real Estate Advisory Services Agreement—On March 21, 2006, the Company entered into a one-year agreement with KLA whereby KLA will provide advisory and other services to the Company in relation to the Company’s real estate assets (the ”Real Estate Advisory Agreement”). For the services to be rendered by KLA, the Company agreed to pay to KLA an advisory fee of $1.2 million, plus out-of-pocket expenses, during the twelve month period ending on March 21, 2007. To the extent KLA provides material services in connection with the sale of any of the Company’s real estate assets, KLA is entitled to receive a fee of 0.5% of the gross sale price of such assets. To the extent KLA provides material services in connection with any financing or refinancing arrangements with respect to the Company’s real estate assets, KLA is entitled to receive a fee of 0.25% of the gross amount of such financing up to $700 million, and 0.75% of the excess, if any, of any financing over that amount.  Pursuant to this agreement, KLA received fees related to the sale-leaseback transactions in the amount of $4.4 million.  The Real Estate Advisory Agreement terminated as of March 21, 2007.

Pamida Holding Company, Inc. (“Pamida”) Tax Sharing Agreement—On January 31, 2007, the Company entered into a tax sharing agreement with Pamida whereby the Company and Pamida Holding agreed upon an equitable method for determining the share of consolidated federal tax burdens and benefits attributable to each company for the taxable year 2006 and any adjustments to prior years’ consolidated federal income tax returns commencing with the taxable year beginning on February 2, 2003.  Pamida agreed to pay an amount equal to its tax liability if it had been filing on a standalone basis.  The Company agreed to pay Pamida an amount equal to the difference between the amount of the liability actually paid less its tax liability if it had been filing on a standalone basis.  At February 3, 2007, the Company had a payable in the amount of $7.4 million due to Pamida related to this agreement.  Effective with the transaction discussed in Note 12, Pamida will be a separate filer for the determination of federal, state and local income taxes.

Pamida Stores Operating Co., LLC (“Pamida Operating”) Master Transition Services Agreement—On April 1, 2006, the Company’s subsidiary, ShopKo Stores Operating Co., LLC, (“ShopKo Operating”) entered into a two year Master Transition Services Agreement (the “TSA”) with Pamida Stores Operating Co., LLC (“Pamida Operating”) in conjunction with a corporate organizational change, for the provision of certain services, benefit programs and products during a transition period during which Pamida Operating assembles or acquires internal resources, staff and systems to provide internally such service and functions for its own benefit.  The scope and nature of the services includes information systems, human resource services, including payroll and benefits, pharmacy third party administration services and insurance services, distribution services and other services.  ShopKo Operating receives a fee from Pamida Operating for these services.  Included as a reduction to cost of sales for fiscal 2006 is $6.8 million of fees received under this agreement.  Included as a reduction to selling, general and administrative expenses for fiscal 2006 is $3.9 million of fees also received under this agreement.  Effective February 4, 2007, the Company and Pamida Operating entered into a separate Distribution Services Agreement (the “DSA”) that covers all warehousing and distribution services previously covered under the Master Transition Services Agreement.

Subordinated Promissory Note—On February 2, 2007, Pamida Operating made a pre-payment of $30 million to ShopKo Operating for services under the TSA and DSA and ShopKo Operating signed a Subordinated Promissory Note (the “Pamida Note”) in the same amount payable to Pamida in fifteen payments of $2 million on the last day of each month beginning February 28, 2007 and ending April 30, 2008, subject to set-off rights as set forth in the TSA and DSA.  Interest accrues on a daily basis at the rate of 4.93% per annum on the unpaid principal amount and Pamida Operating has the option to call the Pamida Note in certain circumstances.  The Pamida Note is subordinated to ShopKo Operating’s senior secured debt. As of February 3, 2007, the $30 million Pamida note is included in Deferred Taxes and Other Accrued Liabilities.

Affiliate Participation in Revolving Credit Facility — During fiscal 2006, an affiliate of Sun Capital owned a 16.7% interest in Revolver B commitments in the amount of $4.9 million for which it received a closing fee from the Revolver B lender in the amount of $0.4 million.  Interest expense incurred by the Company on outstanding borrowings related to the affiliate’s commitments was $0.3 million in fiscal 2006.

6.                 PROPERTY AND EQUIPMENT

Property and equipment as of February 3, 2007 and January 28, 2006 includes (in thousands):

	February 3, 2007	January 28, 2006
Property and equipment — at cost:
Land	$68	$254,401
Buildings	172	471,941
Equipment	16,080	20,847
Leasehold improvements	8,397	3,726
Property under construction	2,448	2,091
Property under capital leases	6,910	3,045

Total property and equipment	34,075	756,051

Less accumulated depreciation and amortization	(4,095)	(2,054)

Property and equipment — net	$29,980	$753,997

Property and equipment balances as of January 28, 2006 reflected the Company’s preliminary purchase price allocation recorded at the time of the Acquisition.  During the year ended February 3, 2007, the decrease in property is primarily due to two sale-leaseback transactions (see Note 3) as well as the finalization of the Company’s purchase price allocation (see Note 2).

7.                      INTANGIBLE ASSETS

Intangible assets as of February 3, 2007 and January 28, 2006 are as follows (in thousands):

	February 3, 2007	January 28, 2006
Intangible assets:
Customer relationships	$1,816	$18,737
Indefinite lived tradenames	—	11,376
Other	—	449

Total intangible assets	1,816	30,562

Less accumulated amortization	(1,289)	(28)

Intangible assets—net	$527	$30,534

Intangible assets at January 28, 2006 reflected the Company’s preliminary purchase price allocation recorded at the time of the Acquisition.  As discussed in Note 2, acquired non-current assets (including acquired intangible assets) were reduced to zero as part of the finalization of the purchase accounting in fiscal 2006.

Amortization expense was $1.0 million for fiscal 2006, $28,000 for the four week period ended January 28, 2006, $0.7 million for the forty-eight week period ended December 31, 2005, and $0.6 million for fiscal 2004. Annual amortization of intangible assets for each of the next five years is $57,000 per year.

8.                      DEBT

The components of the Company’s debt as of February 3, 2007 and January 28, 2006 are as follows (in thousands):

	February 3, 2007	January 28, 2006

Revolving credit facility	$49,023	$233,154
Real estate facility	—	655,270
Senior unsecured notes, 9.25% due March 15, 2022	5,668	5,667
Mortgages and other obligations	21,219	1,309
Capital lease obligations	48,664	46,250

	124,574	941,650

Less—current portion of long-term debt and capital lease obligations	(2,494)	(5,414)
Less—portion of revolving credit facility presented as short-term debt	—	(33,219)

Long-term debt and capital lease obligations	$122,080	$903,017

Revolving Credit Facility— At the time of the Acquisition, the Company obtained a new senior secured asset-based revolving credit facility (the ”Revolving Credit Facility”). The Revolving Credit Facility, which terminates on December 28, 2010, provides revolving credit loans of up to $660.0 million. The Revolving Credit Facility consists of two components, Revolver A and Revolver B, both of which are subject to borrowing base calculations based primarily on a percentage of inventory and accounts receivable. Revolver B loans are deemed to be the first loans made and the last loans repaid.  Interest for both Revolver A and B is payable monthly. The Revolving Credit Facility is essentially secured by all the assets of the Company, excluding real property and equipment. The Revolving Credit Facility limits the number of store closings, payment of dividends, incurring new indebtedness, repurchase of common stock, capital expenditures and transactions with affiliates, including payment of management fees, and also requires the Company to meet certain financial performance covenants. The Company was in compliance with all covenants as of February 3, 2007.

Revolver A has maximum available borrowings and letters of credit up to $600.0 million. The total outstanding letters of credit is limited to $200.0 million. Borrowings bear interest at a variable rate based on a certain formula (6.9% and 7.25% at February 3, 2007 and January 28, 2006, respectively). At February 3, 2007 and January 28, 2006 there were borrowings of $19.1 million and $201.1 million under Revolver A, respectively with $274.4 million and $79.7 million of additional borrowings available, respectively.

Revolver B has maximum available borrowings up to $60.0 million. Borrowings bear interest at a variable rate based on a certain formula (11.6% and 11% at February 3, 2007 and January 28, 2006, respectively). At February 3, 2007, and January 28, 2006 there were borrowings of $29.9 million and $32.0 million respectively under Revolver B with no additional borrowings available.

The Company issues documentary letters of credit during the ordinary course of business as required by certain foreign vendors, as well as stand-by letters of credit as required by certain insurers and other parties. As of February 3, 2007 and January 28, 2006, the Company had outstanding stand-by letters of credit of $23.9 million and $42.5 million, respectively, and outstanding documentary letters of credit of $10.4 million and $9.8 million, respectively.

On February 28, 2007, the Company amended and restated its Revolving Credit Facility for the primary purpose of eliminating Pamida as a co-borrower under the agreement.  The amended and restated Revolving Credit Facility provides revolving credit loans of up to $442.5 million.  Certain other terms and conditions of the Revolving Credit Facility were amended including a reduction in Revolver A maximum available borrowings and letters of credit to $400 million, a reduction in Revolver B maximum available borrowings to $42.5 million, and a reduction in Revolver B interest rate formula by 275 basis points.

Real Estate Facility— On January 27, 2006, the Company, utilizing special purpose subsidiaries formed to hold its real estate assets, obtained $655.3 million in private placement mortgage financing (the ”Real Estate Facility”). The full amount of the Real Estate Facility was borrowed on January 27, 2006.  In connection with the sale-leaseback transaction described in Note 3, on May 31, 2006, the Company repaid all borrowings and retired the Real Estate Facility.

Interest expense for fiscal 2006 includes $23.2 million due to the write-off of unamortized debt issuance costs, in connection with the retirement of the Real Estate Facility.  Interest expense for the 4 weeks ended January 28, 2006 included $7.3 million due to the write-off of unamortized debt issuance costs in connection with the retirement of the Company’s bridge loan financing obtained at the time of the Acquisition.

Senior Unsecured Notes—In connection with the Acquisition, and pursuant to a cash tender offer commenced in June 2005, approximately $94.3 million (principal amount) of the Predecessor Company’s senior unsecured notes were repaid on December 28, 2005.

Mortgage and Other Obligations—In connection with the sale-leaseback transaction described in Note 3, the Company recognized $21.9 million of the proceeds received in the sale-leaseback as financing obligations, pursuant to the requirements of SFAS No. 98, due to the Company’s continuing involvement with four properties.  The nature of the Company’s continuing involvement could change in the future at which time the property will be accounted for as a sale with the related reduction in long term debt.

Approximate annual maturities of the Company’s long-term debt (excluding capital lease obligations) for the five fiscal years subsequent to the period ended February 3, 2007, are as follows (in thousands):

Fiscal Year	Amount
2007	$539
2008	573
2009	619
2010	664
2011 and thereafter	73,515

Total maturities	$75,910

9.                      LEASE OBLIGATIONS

The Company leases certain stores, office facilities, warehouses, computers and equipment. Operating and capital lease obligations are based upon contractual minimum rents and, for certain stores, amounts in excess of these minimum rents are payable based upon specified percentages of sales. Contingent rent is accrued over the lease term, provided that the achievement of the specified sales levels is probable. Certain leases include renewal or purchase options.

Minimum future obligations under capital and operating leases in effect at February 3, 2007 are as follows (in thousands):

Fiscal Year	Capital Lease Obligations	Operating Lease Obligations
2007	$8,651	$79,710
2008	8,672	79,319
2009	8,717	81,625
2010	8,623	82,088
2011	7,985	82,035
Later	52,059	1,314,208

Total minimum future obligations	94,707	$1,718,985

Less amount representing interest	(46,043)

Present value of minimum future obligations	48,664

Obligations due within one year	(1,955)

Long-term obligations	$46,709

Total minimum rental expense, net of sublease income, related to all operating leases with terms greater than one year was $48.3 million for fiscal 2006; $0.4 million for the four week period ended January 28, 2006; $4.5 million for the forty-week period ended December 31, 2005; and $5.2 million for fiscal 2004. Certain operating leases require payments to be made on an escalating basis. The accompanying consolidated statements of operations reflect rent expense on a straight-line basis over the term of the leases.

The Company is contingently liable on the lease payments for two former retail stores, which were assumed by an unrelated party. Total remaining lease obligations for the stores are $8.2 million as of February 3, 2007.

As discussed in Note 3, during fiscal 2006 the Company entered into agreements to convey 119 properties to third parties and lease back the properties under lease arrangements for an initial term of 20 years. At the end of the initial lease term, the Company will have the option to renew the lease term for any individual property for additional terms. The lease arrangements provide for base rent of approximately $72.1 million per year, with an escalation provision every three years at the lesser of 6% or 1.25 times the consumer price index.

10.               BENEFIT PLANS

Stock-based Compensation Plans—During fiscal 2006 the Company adopted a stock option plan which provides for the granting of non-qualified stock options to various officers, directors and affiliates of ShopKo. The options granted under the plan have a term of ten years and generally vest over five years.  A summary of information related to the subsidiary stock options granted is as follows:

Shares Outstanding	Reserved for Option Grant	Stock Options Granted	Price Range	Weighted Average Exercise Price	Fair Value At Grant
10,000,000	700,000	577,500	$4.35-$26.71	$7.33	$2.11

Stock-based compensation expense of $121,000 was recognized under SFAS No. 123R for the 53 weeks ended February 3, 2007. As of February 3, 2007, there was $0.9 million of total unrecognized compensation cost related to non-vested share-based compensation plans, which is expected to be recognized over a weighted average period of approximately 5 years. The Company has used an estimated forfeiture rate of 25%.  The fair value of the options granted was estimated using the Black-Scholes option pricing model based on the estimated market value of the respective subsidiaries at the grant date and the weighted average assumptions specific to the underlying options granted in fiscal 2006, as follows:

Risk-free interest rate	5.0%
Expected volatility	32.7%
Dividend yield	0.0%
Expected option life (years)	6.5

Prior to the Acquisition no stock-based employee compensation cost is reflected in the results of operations for stock option awards made prior to the Acquisition as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  Pre-tax expense related to the intrinsic value of restricted stock issued was $0.6 million for the forty-eight weeks ended December 31, 2005 and $0.4 million for fiscal 2004.

Defined Contribution Plan—Substantially, all employees of the Company are covered by a defined contribution plan. The plan provides for an employer matching contribution equal to 100% of the first three percent and 50% of the next 2% of compensation contributed by participating employees.

Employer matching contributions were $5.9 million for fiscal 2006; $0.4 million for the four week period ended January 28, 2006; $5.3 million for the forty-eight week period ended December 31, 2005; and $5.4 million for fiscal 2004.

Other Benefits—The Company also provides certain supplemental retirement and postretirement benefits, other than pensions. Costs associated with these benefits are accrued during the employee’s service period. The annual cost and accumulated benefit obligation associated with these benefits are not material.

11.               MERGER-RELATED EXPENSES

The Predecessor entered into a merger agreement (the ”Badger Merger Agreement”), dated April 7, 2005, with Badger Retail Holding, Inc. (“Badger Retail Holding”) pursuant to which Badger Retail Holding would acquire all of the outstanding common stock of the Predecessor.  On October 18, 2005, a special committee of the board of directors of the Predecessor determined that a binding offer from the Company constituted a “superior proposal” as defined in the Badger Merger Agreement. Thereafter, on October 18, 2005, the Predecessor terminated the Badger Merger Agreement in accordance with its terms and paid Badger Retail Holding, Inc. a termination fee of $13.5 million. On October 18, 2005, the Predecessor entered into a merger agreement with the Company, as described in Notes 1 and 2. Total merger-related expenses for the forty-eight week period ended December 31, 2005 were $29.1 million, which includes $19.6 million incurred by the Predecessor in connection with the Badger Merger Agreement and $9.5 million incurred by ShopKo in connection with the Merger Agreement.

12.               DISCONTINUED OPERATIONS

Prior to February 3, 2007, the Company distributed all of the shares of Pamida Holding Company to the Parent, which subsequently contributed the shares to a new holding company, Pamida Brands Holding, LLC.  In accordance with SFAS No. 144, the Company has reflected the operations of Pamida as a discontinued operation for all periods presented.  The Company has reflected as a dividend to the Parent the net assets of Pamida in the amount of $32.4 million on the date of distribution.

The table below presents the significant components of Pamida’s operating results included in income from discontinued operations:

	February 3, 2007 (53 Weeks)	January 28, 2006 (4 Weeks)	December 31, 2005 (48 Weeks)	January 29, 2005 (52 Weeks)
	(In Thousands)
Revenues	$828,260	$48,626	$735,719	$810,277

Income before income taxes	1,707	(1,640)	25,687	13,349
Income tax expense	498	298	10,162	4,924
Income from discontinued operations	1,209	(1,938)	15,525	8,425

The assets and liabilities of Pamida reflected as discontinued operations in the consolidated balance sheet as of January 28, 2006 are shown below.  No assets or liabilities of Pamida are included in the consolidated balance sheet as of February 3, 2007.

January 28, 2006
(In Thousands)
Cash and cash equivalents	$5,032
Receivables, less allowances	10,973
Merchandise inventories	162,062
Other current assets	2,612
Total current assets	180,679

Other assets and deferred charges	1,325
Intangible assets — net	2,543
Debt issuance costs	6,129
Net property and equipment	101,830
Deferred income taxes	12,638
Total non-current assets	124,465

Short term debt	14,237
Accounts payable — trade	44,852
Accrued compensation and related taxes	8,897
Deferred taxes and other accrued liabilities	38,481
Accrued income and other taxes	6,095
Current portion of long-term obligations	3,523
Total current liabilities	116,085

Real estate Loan	44,538
Capital lease obligations — long term	22,177
Other long-term obligations	89,100
Total non-current liabilities	155,815

13.               LITIGATION

In the normal course of business, the Company has been named as a defendant in various lawsuits. Some of these lawsuits involve claims for substantial amounts. Although the ultimate outcome of these lawsuits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such suits will not have a material adverse effect on the consolidated financial statements of the Company.

14.    RELATED PARTY GUARANTEES

As of February 3, 2007, the Company is a guarantor or co-obligor of certain obligations of its former subsidiary, Pamida Stores Operating Co., LLC.  The guarantees or co-obligations consist of:

Total
(in millions)
Guarantor of borrowings under the Revolving Credit Facility	$103.1
Lease co-obligations	13.4
Performance guarantee	5.2

On February 28, 2007, the Company amended and restated its Revolving Credit Facility for the primary purpose of eliminating Pamida as a co-borrower under the agreement.  As of the date of the amendment and restatement, the Company no longer is a guarantor of Pamida’s borrowings and the Revolving Credit Facility.  The lease co-obligations relate to a distribution facility in Lebanon, IN in which the Company remains secondarily liable if Pamida, the primary obligor, defaults.  The performance guarantee relates to shared self insured worker’s compensations, general liability, employee benefit plans and other claims incurred under common insurance policies.  The basis for possible payments under the guarantees or co-obligations is always the non-performance of the primary obligor (Pamida) under a contractual agreement.

15.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Unaudited quarterly financial information is as follows (in thousands):

	Successor
	April 29,	July 29,	October 28,	February 3,	February 3,
	2006	2006	2006	2007	2007
Fiscal 2006	(13 weeks)	(13 weeks)	(13 weeks)	(14 weeks)	(53 weeks)

Net sales	$504,617	$523,207	$521,228	$684,451	$2,233,503
Gross margin(1)	137,886	148,771	142,313	190,393	619,363
Net income (loss) from continuing operations	(2,989)	(10,927)	567	26,839	13,490
Net income (loss) from Discontinued operations	(1,782)	(1,746)	(399)	5,136	1,209
Extraordinary gain	—	—	—	4,040	4,040
Net income (loss)	(4,771)	(12,673)	168	36,015	18,739

	Predecessor					Successor
	April 30,	July 30,	October 29,	December 31,	December 31,	January 28,
	2005	2005	2005	2005	2005	2006
Fiscal 2005	(13 weeks)	(13 weeks)	(13 weeks)	(9 weeks)	(48 weeks)	(4 weeks)
Net sales	$517,851	$533,257	$522,152	$513,713	$2,086,973	$137,708
Gross margin(1)	139,779	146,863	142,498	150,912	580,052	38,999
Net income (loss) from continuing operations(2)	7,566	12,620	(8,417)	10,645	22,414	(6,322)
Net income (loss) from discontinued operations	(6,930)	(1,094)	(5,689)	29,238	15,525	(1,938)
Net income (loss)(2)	636	11,526	(14,106)	39,883	37,939	(8,260)

(1)             Gross margin is calculated as net sales less cost of sales.

(2)             Includes merger related expenses of $1.1 million, $1.7 million, $16.3 million and $10.0 million for each of the 13 weeks ended April 30, July 30, and October 29, 2005 and the 9 weeks ended December 31, 2005, respectively.

******